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                                                                  EXHIBIT 99.470

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                   INVESTIGATION OF CALIFORNIA ENERGY MARKETS
                        DOCKET NOS. ELOO-95-000, ET AL.
                        NOVEMBER 9,2000 PUBLIC CONFERENCE

                           COMMENTS OF GEORGE SLADOJE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      CALIFORNIA POWER EXCHANGE CORPORATION

                            I. PRELIMINARY STATEMENT

         Thank you Commissioners for the opportunity to respond briefly to your November 1st order. We plan to share our detailed thoughts with you in our comments that will be filed on November 22nd. In the meantime, I want to discuss several "Big Picture" issues as we at the PX see them so far. But before I get to those points, I have three initial comments.

         Number one - We congratulate the Commission staff for its thoughtful analysis and recommendations provided in a short period of time. We are well aware of the enormous amount of data that was examined, and we are impressed by the staff's efforts.

         Number two - We appreciate the vote of confidence in the CalPX management that is expressed in the order. I also want to emphasize, however, that from its inception the CalPX Board has handled its responsibilities in exemplary fashion. Contrary to the implication in the order, CalPX management has had a highly effective working relationship with the Board, and we have been able to get things done in an efficient



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manner during our short history. Throughout its service, our Board has acted responsibly and constructively; it has represented the public interest, remained focused on the broad policy issues, and there have been no delays in decision making brought on by a failure to achieve consensus. The Board has clearly been a plus during our formative years, and we have deep respect for the work and dedication of these public-spirited individuals.

          Number three - We agree with you that in order to succeed in California, we will need a cooperative effort by both state and federal officials. As you move forward, we urge you to remain focused on the State as well as Federal objectives during this transition to a competitive electricity market. Although an exchange rarely comments on the level of its prices, as you reflect in your order, wholesale electricity prices increased dramatically to unacceptably high levels in California and throughout the Western region this summer. Continued high power price levels of this magnitude will ultimately cause severe dislocations in the region's economy, creating hardship situations for consumers and businesses alike. California's urgent need to address these difficulties is therefore paramount, and we support FERC's commitment to ensuring that these vital State interests are addressed.



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          Let me now turn to the "Big Picture" issues that I want to highlight here, and that we will address in more detail in our November 22nd comments.

          To summarize these issues, first the CalPX brings value to the market as a reliable, independent market operator. We already offer a spectrum of products with terms ranging from one-day to five-years in both pay-as-bid and uniform price formats.

          Second, we believe that the mandatory buy requirement has been a critically important and beneficial ingredient in the initial market design. However, given the Commission's order, if the requirement ends early, we will, of course, adjust accordingly. In that event, CalPX must be able to compete on a level playing field and receive the same light-handed regulation as other trading venues.

          Third, a level playing field also requires that any price mitigation and refund measures that are adopted must be applied consistently across all market transactions and market participants -- including other exchanges, dot coms, and bilateral traders -- in a way that does not skew market incentives, allow for gaming, or impair market efficiency. In particular, you should not inadvertently drive business out of the effectively functioning




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day-ahead and day-of markets or out of California by selectively applying price mitigation and refund measures only to our markets.

                            II. "BIG PICTURE" ISSUES

1.        CALPX BRINGS VALUE TO THE MARKET.

          As the November 1st order recognizes, CalPX and its long-term and near-term markets bring significant value to the Western region. As you know, we operate the day-ahead and day-of markets which are uniform price auctions that provide practical load shaping capability for participants, and we provide some 20 forward trading products in a pay-as-bid format.

          Moreover, vigorous day-ahead and day-of markets are necessary to and indispensable for the development of financial markets and demand-responsiveness that the Commission has recognized as critical to achieving workable competition.

          These established CalPX markets are the most traded and advanced exchange-based markets in North America. The CalPX has repeatedly demonstrated its ability to add new products and to redesign existing ones to meet the business objectives of market participants. Restrictions on using the existing forward products need to be eliminated, and market participants and regulators need to recognize the contribution that these products make to the advancement of efficient electricity markets.



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          a.   LONG-TERM FORWARD EXCHANGE PRODUCTS HAVE ADVANTAGES OVER
               INDIVIDUAL BILATERAL CONTRACTS.

          The Commission's emphasis on long-term forward bilateral contracts appears to obscure the important advantages of arranging power supply through long-term forward products provided by an exchange. We have again demonstrated the viability of these markets as recently as this last quarter where our forward markets surpassed NYMEX's comparable Western trading volumes by more than 685% and, in fact, exceeded all the forward trading activity of the published energy exchanges combined. I would also note that prices in our forward markets show convergence with other published markets.

          There is no need to "kick start" exchange-based forward markets in the West. These markets already exist and are viable.

          We have explained in prior submissions to the Commission that providing long-term forward trading opportunities through an exchange-based platform has a variety of advantages, as compared to a series of individual bilateral trades. For example, the exchange platform offers (1) a competitive market that facilitates trading liquidity among buyers and sellers; (2) ease of access and administrative convenience for participants of all sizes; (3) standardized contracting and credit management practices;



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(4) price transparency that gives the necessary signals for generation expansion and load responsiveness, while providing a tool that regulators and market monitors can use to assess market behavior; and (5) a mechanism for buyers and sellers to transact all the way from initial commitment to delivery, independently and anonymously.

          The bilateral contracting process offers none of these advantages. Pushing the market toward increased use of bilateral transactions to the exclusion of long-term forward exchange products will eliminate or obscure these important benefits to the potential detriment of consumers.

          b. LONG-TERM FORWARD TRADING DOES NOT ELIMINATE THE NEED FOR EFFICIENTLY FUNCTIONING DAY-AHEAD AND DAY-OF MARKETS.

          The Commission's emphasis on, and CalPX development of, long-term forward trading tools provide an important lynchpin in a correctly designed competitive market model. A long-term forward market does not remove, however, the need for effectively functioning day-ahead and day-of markets. While the Commission is correct that only minimal transaction volumes should be left for the ISO's real-time balancing operations, it is also important to recognize that neutral, exchange-based, day-ahead and day-of markets are critical to facilitating an efficient, overall competitive market.



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          CalPX's day-ahead and day-of markets bring to near-term forward trading the same kinds of advantages that are found in the long-term forward markets. In addition, our day-ahead and day-of markets (1) enable supply and demand to balance to expected load shortly before actual operations; (2) allow parties with bilateral contracts to adjust to current market conditions; and (3) allow end-users to modify consumption patterns to achieve the objectives of demand-responsiveness programs. Perhaps most importantly of all, the day-ahead and day-of markets also provide an indispensable foundation for a flourishing market in energy-based financial instruments. To function most effectively, these energy markets must be administered separately from the ISO's grid management functions.

2. THE CALPX WOULD RELUCTANTLY ACCEPT EARLY TERMINATION OF THE MANDATORY BUY-SELL REQUIREMENT, BUT CONCURRENTLY, CALPX MUST BE ALLOWED TO OPERATE ON A LEVEL PLAYING FIELD WITH LIGHT-HANDED FERC REGULATION.

          We believe that much of the Commission's concern has been erroneously focused on the mandatory buy-sell requirement in the California market. From the beginning, we recognized that the requirement for all energy to be transacted on a short-term basis could create significant risk in times of tight supply. This is precisely why we developed the longterm forward markets that provide many different forms of hedges against



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price volatility. However, as I explained earlier, the market also needs a robust day-ahead and day-of market. The mandatory buy-sell requirement has been critically important for purposes of fortifying the day-ahead and day-of markets during California's transition to a competitive framework. And, for the initial two years of market development, when adequate supply was present, attractive electricity prices were achieved in California under this market design.

          Nevertheless, given the Commission's November 1lc order, the PX recognizes that the mandatory buy-sell requirement may be ended prematurely, and we will have to adjust as necessary. We believe, of course, that we offer a combination of services that will become increasingly attractive to the bUs and others on a voluntary basis.

          Once mandatory buy-sell is gone, however, as the Commission states in its order, the CalPX "may be operated as any other power exchange" (p. 31). This is certainly consistent with your earlier orders, which justified traditional tariff-based regulation of CalPX on the ground that the IOUs were analogous to native load customers. Therefore, among other things, along with lifting the mandatory buy-sell requirement, the Commission must also provide the CalPX with light-handed regulation and




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ensure that both benefits and restrictions are applied evenly among all trading venues.

3. A LEVEL PLAYING FIELD ALSO REQUIRES THAT PRICE MITIGATION MEASURES APPLY CONSISTENTLY TO ALL MARKET TRANSACTIONS, AND DO NOT SKEW MARKET BEHAVIOR TO THE DETRIMENT OF THE MARKET.

          We have significant concerns as to how the $150/MWh "soft price cap," the related reporting requirement, and refund liability will work. First, applying the soft cap to the CalPX markets could discourage participants from trading in these markets, and cause them to shift their transactions to other trading arenas, such as those operated by brokers, bilateral trading or other exchanges. As demonstrated by price caps in California this past summer, administrative interventions can cause suppliers to move to those markets that are uncapped. The end result could be reduced supplies to Californians and a loss of transparency in the day-of and day-ahead markets, thus frustrating the development of financial markets and demand-responsiveness.

          Second, to avoid adverse impacts on California's day-ahead and day of markets, to avoid gaming between markets, and in recognition of the regional nature of the WSCC marketplace, any reporting, monitoring, pricing and refund requirements must be applied across the board on a


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level-playing field basis to all sales within the WSCC, regardless of the vehicle used to make those sales.

          My experience in commodity markets convinces me that there are a number of viable approaches to limiting excessive volatility. In our November 22nd comments, we plan to offer an analysis of the "soft cap" proposal and other remedies described in the order, as well as additional remedies we have already been exploring at both the State and Federal levels.

                                 III. CONCLUSION

          The CalPX will continue to bring value to the Western marketplace. We are committed to working actively with this Commission and the State in developing solutions so that the goal of a workably competitive market that benefits consumers can be realized.

          Thank you for this opportunity to address you today.